Intrepid Announces Third Quarter 2026 Results

Denver, CO, November 3, 2026 - Intrepid Potash, Inc. ("Intrepid", "the Company", "we", "us", or "our") (NYSE:IPI) today reported its results for the third quarter of 2026.

Third Quarter 2026 Highlights
(All comparisons versus the prior-year third quarter ended September 30, 2025)

•Sales of $51.0 million, in-line with the same prior year period
•Net income from continuing operations of $1.7 million or $0.13 per diluted share versus $0.7 million or $0.05 per diluted share
•Adjusted EBITDA(1) from continuing operations of $11.7 million versus $10.7 million
•Net cash and short-term investments of $161.4 million as of September 30, 2026
•$3.0 million of shares repurchased from the beginning of the third quarter through October 31, 2026
•Production volume guidance increased by 10 thousand tons for Trio®

Management Commentary

“We delivered improved profitability in the third quarter, supported by higher Trio® production volumes, pricing strength and a 33% increase in our Trio® gross margin,” stated Kevin Crutchfield, Intrepid’s Chief Executive Officer. “Our continued focus on operational discipline, consistency and reliability is delivering tangible results and supports an increase in our full-year production outlook for Trio®.

Stronger crop prices are improving grower sentiment and encouraging demand for nutrients in the fall application season. We are seeing supportive pricing alongside improving demand for both of our product categories and expect these conditions to carry into the spring 2027 planting season. We remain focused on increasing production and improving our cost structure to capitalize on these favorable market dynamics.”

Crutchfield continued, “Our strong balance sheet and substantial net cash position give us the flexibility to pursue disciplined growth investments, particularly within our existing operating footprint, while returning capital to shareholders through share repurchases. We see attractive value in our shares and have accelerated repurchases since the end of the third quarter with a total of approximately 88 thousand shares purchased under the expanded repurchase authorization. Overall, between the trajectory of our operational improvement and the opportunities afforded to us by our significant financial flexibility, we are optimistic about our prospects for generating increased value for our shareholders in the quarters and years to come.”

Consolidated Financial Results

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(in millions unless otherwise stated)
Sales from continuing operations	$51.0	$50.8	$216.4	$212.9
Gross margin	$10.0	$10.0	$44.4	$35.6
Net income from continuing operations	$1.7	$0.7	$11.0	$5.5
Net income from continuing operations per diluted share	$0.13	$0.05	$0.83	$0.42
Adjusted net income from continuing operations(1)	$1.8	$0.7	$17.4	$8.8
Adjusted net income from continuing operations per diluted share(1)	$0.14	$0.05	$1.31	$0.66
Adjusted EBITDA(1)	$11.7	$10.7	$48.2	$39.1
Cash flow from continuing operations	$(4.8)	$(5.6)	$50.5	$37.3

Third quarter 2026 sales from continuing operations were generally consistent with the prior year quarter, as higher average realized prices for potash and Trio® were offset by lower potash sales volumes. Gross margin of $10.0 million in the third quarter of 2026 was in-line with prior-year third quarter, driven primarily by improved Trio® segment margins partially offset by a higher COGS per ton for potash. Net income from continuing operations increased to $1.7 million, or $0.13 per diluted share in the third quarter of 2026, compared with $0.7 million, or $0.05 per diluted share, in the third quarter of 2025. Adjusted EBITDA increased to $11.7 million in the third quarter of 2026 from $10.7 million in the same prior year period.

Segment Highlights

Potash

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(in thousands, except per ton data)
Sales	$31,281	$32,479	$108,002	$110,050
Gross margin	$3,589	$6,264	$11,574	$13,625

Potash sales volumes (in tons)	59	62	224	234
Potash production volumes (in tons)	34	41	191	178

Average potash net realized sales price per ton(1)	$394	$381	$372	$345

In the third quarter of 2026, potash segment sales were down modestly compared to the prior year period due to the timing of shipments in the second half of September, resulting in a 5% decline in sales volumes. The decline in sales volumes was partially offset by a 3% increase in average net realized sales price per ton(1).

Potash production decreased to 34 thousand tons compared to 41 thousand tons in the third quarter last year driven by our decision to delay the start of the Moab harvest season to allow additional evaporation and support higher production volumes over time. Potash gross margin declined compared to last year as a sales mix weighted more heavily toward Intrepid’s higher-cost sites increased average potash segment COGS per ton to $384 in the third quarter of 2026, compared with $340 per ton in the third quarter of 2025.

Trio®

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(in thousands, except per ton data)
Sales	$19,064	$18,094	$107,325	$101,148
Gross margin	$5,830	$4,370	$32,111	$22,890

Trio® sales volume (in tons)	36	36	213	216
Trio® production volume (in tons)	83	70	227	202

Average Trio® net realized sales price per ton(1)	$408	$402	$390	$362

Trio® segment sales increased 5% compared to prior-year quarter largely driven by an increase in average net realized sales price per ton(1) reflecting continued supportive pricing for Trio®'s individual nutrient components, particularly sulfate and low-chloride potassium. Sales volumes were flat compared to the prior-year period.

Trio® production increased 19% in third quarter of 2026 compared to the prior-year quarter, largely driven by continued improvements in operating performance at East. The Trio® segment’s gross margin increased by approximately 33% compared to the prior-year quarter driven by stronger pricing along with improvement in Trio® segment COGS per ton, which declined to $224 per ton from $257 per ton in the third quarter of last year.

Cash Flow and Liquidity

As of September 30, 2026, Intrepid had cash and cash equivalents of $152.3 million, $9.1 million of short-term investments and $5.6 million of long-term investments. The investments in short-term and long-term investments are consistent with the Company’s strategy to maximize yields on cash designated to maintain long-term balance sheet stability. As of September 30, 2026, the Company had no borrowings and $0.5 million in outstanding letters of credit under its revolving credit facility, leaving $149.5 million available under its $150 million facility, which matures in March 2031.

Cash flow used in continuing operations was $4.8 million, an improvement from $5.6 million used in the same period last year reflecting working capital movements and higher net income from continuing operations compared to the prior-year period. The third quarter tends to be the seasonally weakest period for profitability but typically has the highest working capital needs in advance of the Fall fertilizer application season. For the nine months ended September 30, 2026, cash flow from continuing operations was $50.5 million, up from $37.3 million in the prior-year period, reflecting improved profitability and continued working capital discipline.

Capital expenditures were $11.3 million and $24.9 million in the third quarter and first nine months of 2026, respectively, up from $7.7 million and $18.8 million in the prior-year quarter and first nine months of 2025, respectively. The year-over-year increase in capital spending is attributable to investments in reliability and efficiency of the Company’s operations across both segments.

Capital Allocation and Strategic Update

In June 2026, Intrepid's Board of Directors approved an expansion of the Company's share repurchase authorization to $50 million. During the third quarter of 2026, the Company repurchased approximately 22 thousand shares for approximately $0.8 million. Subsequent to quarter end and through October 31, 2026, the Company repurchased an additional 66 thousand shares for approximately $2.1 million.

Intrepid remains committed to a balanced and returns-focused capital allocation strategy designed to maximize long-term shareholder value. Share repurchases represent an important component of that strategy, particularly when management and the Board believe the Company's shares are trading below their intrinsic value. The Company intends to continue evaluating opportunistic share repurchases while maintaining financial flexibility to invest in initiatives that enhance the long-term earnings power of the business.

In parallel with its repurchase activity, Intrepid intends to continue to advance organic growth opportunities across its existing asset base with planned investments in 2027 focused on expanding Trio® production and raising the long-term floor for potash production. These investments are designed to increase production, extend the life of existing operations, and enhance the long-term earnings power of the business, with anticipated internal rates of return of approximately 30%.

For Trio®, we continue to invest in operational and reliability improvements at the East mine. We have raised our consolidated capital expenditure guidance for the full year 2026 to approximately $45 million and we plan to invest an additional $16 million in 2027 as part of an overall plan to deliver an additional 30 thousand tons of annual Trio® production above first half 2026 run rates. We have begun to realize some of the benefit from these investments in late 2026 and expect to realize the full impact next year. Accordingly, 2027 Trio® production is expected to be approximately 320 thousand to 330 thousand tons. Beyond this investment, the Company has a roadmap for a potential additional ~100 thousand tons of annual production with modest additional investment and expects to discuss these opportunities in more detail in the future.

Intrepid also plans to invest approximately $20 million in potash mine development projects in 2027. These investments are expected to increase annual production volume by approximately 20 thousand to 30 thousand tons as compared to the average potash production rate of the past 3 years. We expect to see the initial benefits of this work in 2027 and anticipate full-year 2027 potash production of 310 thousand tons to 330 thousand tons.

Intrepid has made significant progress in restoring and optimizing its core assets over the past several years, increasing Potash and Trio® production substantially above their respective 2023 levels of 224 thousand and 216 thousand tons. The planned investments are expected to drive further production growth and represent the first projects in a broader pipeline of high-return opportunities. The Company expects to provide further details as these projects advance.

Subsequent to quarter-end, Intrepid was selected by the U.S. Department of Agriculture ("USDA") for approximately $139 million in proposed matching funding under its Fertilizer Investment & Expansion for Long-Term Domestic Supply ("FIELDS") program to support a potential sulfate of potash ("SOP") manufacturing facility near Carlsbad, New Mexico. Based on current project plans, the SOP facility would have annual production capacity of approximately 220 thousand tons. While the project is in the advanced stages of planning and evaluation, the estimates and plans remain subject to a final investment decision, which is currently targeted for late 2027. The proposed USDA funding also remains subject to completion of the award process and applicable conditions.

Wendover Lithium Project

Intrepid's partners continue to advance engineering, permitting, and other development activities. The project remains a potential source of future value creation, and the Company expects to provide additional updates as key milestones are achieved and project planning progresses.

Guidance Summary

	Current Guidance	Prior Guidance
2026 Full year potash production	290-300 thousand tons
2026 Full year Trio® production	305-315 thousand tons	295-305 thousand tons
2026 Full year capital expenditures	Approximately $45 million	Approximately $40 million

Q4 2026 Potash sales volume	63-73 thousand tons
Q4 2026 Potash average net realized sales price(1)	$385-$395 per ton

Q4 2026 Trio® sales volume	83-93 thousand tons
Q4 2026 Trio® average net realized sales price(1)	$385-$395 per ton

Intrepid is increasing our full-year 2026 Trio® production guidance to a range of 305 thousand to 315 thousand tons. This increase is primarily attributable to the improved operating efficiency and increased production being generated by the new continuous miner that the Company commissioned at our East Mine earlier this year. The Company also increased operating hours per shift and continues to advance mill improvements that support higher production of granular and premium products.

In early October, we offered a one-week Trio® fall fill program at a list price of $410 per ton for orders scheduled to ship by year-end. The program generated solid customer participation and was designed to strategically preposition product ahead of the spring application season while reducing peak-season logistics risk. Following completion of the program, we increased our Trio® list price by $30 per ton to $440 per ton, reflecting our constructive market outlook. Fourth-quarter average net realized sales price guidance of $385 to $395 per ton reflects the impact of fall fill volumes, as well as expected product and geographic mix.

Notes
1 Adjusted net income from continuing operations, adjusted net income from continuing operations per diluted share, adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) and average net realized sales price per ton are non-GAAP financial measures. See the non-GAAP reconciliations set forth later in this press release for additional information.
Unless expressly stated otherwise or the context otherwise requires, references to tons in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many international competitors use, equals 1,000 kilograms or 2,204.62 pounds.

Conference Call Information
Intrepid will host a conference call on Wednesday, November 4, 2026 at 12:00 p.m. Eastern Time to discuss the results and other operating and financial matters and answer investor questions. Management invites you to listen to the conference call by using the toll-free dial-in number 1 (833) 461-5787 or International dial-in number 1 (585) 542-9983; please use meeting ID 747926385. The call will also be streamed on the Intrepid website, intrepidpotash.com. A recording of the conference call will be available approximately two hours after the completion of the call via webcast. The recording will be available for 12 months following the call.

About Intrepid
Intrepid is a diversified mineral company that delivers potassium, magnesium, sulfur, and salt products essential for customer success in the agriculture and animal feed industries. Intrepid is the only U.S. producer of muriate of potash, which is applied as an essential nutrient for healthy crop development, utilized in several industrial applications, and used as an ingredient in animal feed. In addition, Intrepid produces a specialty fertilizer, Trio®, which delivers a low-chloride source of three key nutrients, potassium, magnesium, and sulfate, in a single particle.

Intrepid serves diverse customers in markets where a logistical advantage exists and is a leader in the use of solar evaporation for potash production, resulting in lower cost and more environmentally friendly production. Intrepid’s mineral production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll at intrepidpotash.com, to receive automatic email alerts for new postings.

Forward-looking Statements
This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document relate to, among other things, statements about Intrepid's future financial performance and cash flows, water sales, production costs, and its market outlook. These statements are based on assumptions that Intrepid believes are reasonable. Forward-looking statements by their nature address matters that are uncertain.

The particular uncertainties that could cause Intrepid's actual results to be materially different from its forward-looking statements include the following:

•changes in the price, demand, or supply of our products and services;
•challenges and legal proceedings involving the Company;
•our ability to successfully identify and implement any opportunities to grow our business whether through expanded sales of water, Trio®, byproducts, and other non-potassium related products or other revenue diversification activities;
•the costs of, and our ability to successfully execute, any strategic projects;
•declines or changes in agricultural production or fertilizer application rates;
•declines in the use of potassium-related products or water by oil and gas companies in their drilling operations;
•our ability to prevail in outstanding legal proceedings;
•our ability to comply with the terms of our revolving credit facility, including any underlying covenants;
•write-downs of the carrying value of assets, including inventories;
•circumstances that disrupt or limit production, including operational difficulties or variances, geological or geotechnical variances, equipment failures, environmental hazards, and other unexpected events or problems;
•changes in reserve estimates;
•currency fluctuations;
•adverse changes in economic conditions or credit markets;
•the impact of governmental regulations, including environmental and mining regulations, the enforcement of those regulations, and governmental policy changes;
•the impact of trade tariffs and any potential changes to them we are unable to mitigate;
•adverse weather events, including events affecting precipitation and evaporation rates at our solar solution mines;
•increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise;
•changes in management and the board of directors, and our reliance on key personnel, including our ability to identify, recruit, and retain key personnel;
•changes in the prices of raw materials, including chemicals, natural gas, and power;
•our ability to obtain and maintain any necessary governmental permits or leases relating to current or future operations;
•interruptions in rail or truck transportation services, or fluctuations in the costs of these services;
•our ability to fund necessary capital investments;

•the impact of global conflicts, including the conflict involving Iran and the blockage of the Strait of Hormuz;
•the timing, amount and impact of any repurchases under our stock repurchase program;
•the impact of global health issues, and other global disruptions on our business, operations, liquidity, financial condition and results of operations; and
•the other risks, uncertainties, and assumptions described in Intrepid's periodic filings with the Securities and Exchange Commission, including in "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2025, as updated by subsequent Quarterly Reports on Form 10-Q.

In addition, new risks emerge from time to time. It is not possible for Intrepid to predict all risks that may cause actual results to differ materially from those contained in any forward-looking statements Intrepid may make.

All information in this document speaks as of the date of this release. New information or events after that date may cause our forward-looking statements in this document to change. We undertake no obligation to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:
Ryan Schultz
Investor Relations Manager
Email: investors@intrepidpotash.com

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2026 AND 2025
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Sales	$51,034	$50,807	$216,404	$212,870
Less:
Freight costs	7,137	6,579	34,917	35,081
Warehousing and handling costs	2,806	2,609	9,696	9,213
Cost of goods sold	30,803	31,261	126,090	130,782
Lower of cost or net realizable value inventory adjustments	247	406	1,339	2,160
Gross Margin	10,041	9,952	44,362	35,634

Selling and administrative	9,679	8,992	30,974	27,072
Accretion of asset retirement obligation	776	649	2,329	1,948
Impairment of long-lived assets	—	—	—	1,866
Loss (gain) on sale of assets	74	2	40	(1,420)
Other operating income	(1,294)	(1,145)	(3,583)	(3,650)
Other operating expense	597	970	7,105	4,220
Operating Income	209	484	7,497	5,598

Other Income (Expense)
Equity in loss of unconsolidated entities	(2)	(86)	(13)	(318)
Interest expense, net	—	(36)	—	(207)
Interest income	1,422	776	3,416	1,802
Other income (expense)	96	24	217	(796)
Income from Continuing Operations Before Income Taxes	1,725	1,162	11,117	6,079

Income tax (benefit) expense	(7)	433	109	546
Net Income from Continuing Operations	$1,732	$729	$11,008	$5,533
Net Income from Discontinued Operations, Net of Tax	—	3,016	13,719	6,081
Net Income	$1,732	$3,745	$24,727	$11,614

Net income per share:
Continuing operations - Basic	$0.13	$0.06	$0.84	$0.42
Discontinued operations - Basic	$—	$0.23	$1.04	$0.47
Net income - Basic	$0.13	$0.29	$1.88	$0.89

Continuing operations - Diluted	$0.13	$0.05	$0.83	$0.42
Discontinued operations - Diluted	$—	$0.23	$1.03	$0.46
Net income - Diluted	$0.13	$0.28	$1.86	$0.88

Weighted Average Shares Outstanding:
Basic	13,203	13,031	13,180	12,978
Diluted	13,280	13,190	13,280	13,150

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF SEPTEMBER 30, 2026 AND DECEMBER 31, 2025
(In thousands, except share and per share amounts)

	September 30,	December 31,
	2026	2025
ASSETS
Cash and cash equivalents	$152,291	$83,537
Short-term investments	9,071	—
Accounts receivable:
Trade, net	26,536	31,979
Other receivables, net	349	159
Inventory, net	113,645	112,191
Prepaid expenses and other current assets	5,407	5,312
Assets held for sale	—	59,154
Total current assets	307,299	292,332

Property, plant, equipment, and mineral properties, net	297,478	298,756
Water rights	2,311	2,311
Long-term parts inventory, net	32,015	31,506
Long-term investments	5,625	179
Other assets, net	9,378	7,095
Total Assets	$654,106	$632,179

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$11,557	$9,656
Accrued liabilities	10,907	10,456
Accrued employee compensation and benefits	12,973	12,481
Other current liabilities	16,129	19,811
Liabilities held for sale	—	3,370
Total current liabilities	51,566	55,774

Asset retirement obligation, net of current portion	40,612	38,452
Operating lease liabilities	819	1,550
Finance lease liabilities	1,971	1,741
Deferred other income, long-term	41,541	43,233
Total Liabilities	136,509	140,750

Commitments and Contingencies
Common stock, $0.001 par value; 40,000,000 shares authorized;
13,187,112 and 13,131,663 shares outstanding
at September 30, 2026, and December 31, 2025, respectively	14	14
Additional paid-in capital	676,560	674,297
Accumulated deficit	(136,143)	(160,870)
Less treasury stock, at cost	(22,834)	(22,012)
Total Stockholders' Equity	517,597	491,429
Total Liabilities and Stockholders' Equity	$654,106	$632,179

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2026 AND 2025
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Cash Flows from Operating Activities:
Net income	$1,732	$3,745	$24,727	$11,614
Income from discontinued operations, net of tax	—	(3,016)	(13,719)	(6,081)
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation, depletion and amortization	9,100	8,843	28,351	27,645
Accretion of asset retirement obligation	776	649	2,329	1,948
Amortization of deferred financing costs	62	75	226	226
Stock-based compensation	1,532	1,380	3,553	3,774
Lower of cost or net realizable value inventory adjustments	247	406	1,339	2,160
Impairment of long-lived assets	—	—	—	1,866
Loss (gain) on disposal of assets	74	2	40	(1,420)
Allowance for parts inventory obsolescence	3	294	601	2,335
Loss on equity investment	—	—	—	888
Equity in loss of unconsolidated entities	2	86	13	318
Changes in operating assets and liabilities:
Trade accounts receivable, net	(7,622)	(3,983)	5,557	(4,036)
Other receivables, net	(263)	(1,353)	(191)	(2,432)
Inventory, net	(10,807)	(12,674)	(3,904)	(1,256)
Prepaid expenses and other current assets	(1,800)	(2,400)	(1,741)	(1,591)
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	3,222	6,024	1,180	4,460
Operating lease liabilities	(244)	(357)	(743)	(847)
Deferred other income	(564)	(564)	(1,692)	(1,692)
Other liabilities	(243)	(2,725)	4,620	(558)
Net cash (used in) provided by operating activities of continuing operations	(4,793)	(5,568)	50,546	37,321
Net cash provided by operating activities of discontinued operations	175	1,581	2,368	9,552
Net cash (used in) provided by operating activities	(4,618)	(3,987)	52,914	46,873
Cash Flows from Investing Activities:
Additions to property, plant, equipment, mineral properties and other assets	(11,304)	(7,748)	(24,897)	(18,835)
Purchase of investments	(14,530)	—	(14,530)	—
Proceeds from sale of assets	—	—	9	1,357
Proceeds from redemptions/maturities of investments	—	—	—	1,000
Other investing, net	—	—	—	2,129
Net cash used in investing activities of continuing operations	(25,834)	(7,748)	(39,418)	(14,349)
Net cash (used in) provided by investing activities of discontinued operations	(1,154)	2,361	59,169	3,164
Net cash (used in) provided by investing activities	(26,988)	(5,387)	19,751	(11,185)

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2026 AND 2025
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Cash Flows from Financing Activities:
Payments of financing lease	(113)	(235)	(982)	(735)
Capitalized debt fees	(128)	—	(811)	—
Employee tax withholding paid for restricted stock upon vesting	(33)	(34)	(1,304)	(890)
Repurchases of common stock	(822)	—	(822)	—
Proceeds from exercise of stock options	—	1,804	14	1,842
Net cash (used in) provided by financing activities	(1,096)	1,535	(3,905)	217
Net Change in Cash, Cash Equivalents and Restricted Cash	(32,702)	(7,839)	68,760	35,905
Cash, Cash Equivalents and Restricted Cash, beginning of period	185,597	85,642	84,135	41,898
Cash, Cash Equivalents and Restricted Cash, end of period	$152,895	$77,803	$152,895	$77,803

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2026 AND 2025
(In thousands)

To supplement Intrepid's consolidated financial statements, which are prepared and presented in accordance with GAAP, Intrepid uses several non-GAAP financial measures to monitor and evaluate its performance. These non-GAAP financial measures include adjusted net income, adjusted net income per diluted share, adjusted EBITDA, and average net realized sales price per ton. These non-GAAP financial measures should not be considered in isolation, or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Intrepid believes these non-GAAP financial measures provide useful information to investors for analysis of its business. Intrepid uses these non-GAAP financial measures as one of its tools in comparing period-over-period performance on a consistent basis and when planning, forecasting, and analyzing future periods. Intrepid believes these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2026 AND 2025
(In thousands)

Adjusted Net Income and Adjusted Net Income Per Diluted Share

Adjusted net income and adjusted net income per diluted share are calculated as net income or net income per diluted share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of its operating results excluding items that Intrepid believes are not indicative of its fundamental ongoing operations.

Reconciliation of Net Income from Continuing Operations to Adjusted Net Income from Continuing Operations:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(in thousands)
Net Income from Continuing Operations	$1,732	$729	$11,008	$5,533
Adjustments
Impairment of long-lived assets	—	—	—	1,866
Loss (gain) on sale of assets	74	2	40	(1,420)
Employee separation costs	—	—	1,367	638
Unpermitted discharge penalty	—	—	—	2,155
Water rights contingency	—	—	5,000	—
Calculated income tax effect(1)	—	—	—	—
Total adjustments	74	2	6,407	3,239
Adjusted Net Income from Continuing Operations	$1,806	$731	$17,415	$8,772

Reconciliation of Net Income to Adjusted Net Income per Diluted Share:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net Income from Continuing Operations Per Diluted Share	$0.13	$0.05	$0.83	$0.42
Adjustments
Impairment of long-lived assets	—	—	—	0.14
Loss (gain) on sale of assets	0.01	—	—	(0.11)
Employee separation costs	—	—	0.10	0.05
Unpermitted discharge penalty	—	—	—	0.16
Water rights contingency	—	—	0.38	—
Calculated income tax effect(1)	—	—	—	—
Total adjustments	0.01	—	0.48	0.24
Adjusted Net Income from Continuing Operations Per Diluted Share	$0.14	$0.05	$1.31	$0.66

(1) Assumes an annual effective tax rate of 0% for 2026 and 2025.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2026 AND 2025
(In thousands)

Adjusted EBITDA
Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is calculated as net income from continuing operations adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers adjusted EBITDA to be useful, and believe it to be useful for investors, because the measure reflects Intrepid's operating performance before the effects of certain non-cash items and other items that Intrepid believes are not indicative of its core operations. Intrepid uses adjusted EBITDA to assess operating performance.

Reconciliation of Net Income to Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(in thousands)
Net Income from Continuing Operations	$1,732	$729	$11,008	$5,533
Impairment of long-lived assets	—	—	—	1,866
Loss (gain) on sale of assets	74	2	40	(1,420)
Employee separation costs	—	—	1,367	638
Unpermitted discharge penalty	—	—	—	2,155
Water rights contingency	—	—	5,000	—
Interest expense	—	36	—	207
Income tax (benefit) expense	(7)	433	109	546
Depreciation, depletion, and amortization	9,100	8,843	28,351	27,645
Accretion of asset retirement obligation	776	649	2,329	1,948
Total adjustments	9,943	9,963	37,196	33,585
Adjusted EBITDA	$11,675	$10,692	$48,204	$39,118

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2026 AND 2025
(In thousands)

Average Potash and Trio® Net Realized Sales Price per Ton
Average net realized sales price per ton for potash is calculated as potash segment sales less potash segment byproduct sales and potash freight costs and then dividing that difference by the number of tons of potash sold in the period. Likewise, average net realized sales price per ton for Trio® is calculated as Trio® segment sales less Trio® segment byproduct sales and Trio® freight costs and then dividing that difference by Trio® tons sold. Intrepid considers average net realized sales price per ton to be useful, and believe it to be useful for investors, because it shows Intrepid's potash and Trio® average per ton pricing without the effect of certain transportation and delivery costs. When Intrepid arranges transportation and delivery for a customer, it includes in revenue and in freight costs the costs associated with transportation and delivery. However, some of Intrepid's customers arrange for and pay their own transportation and delivery costs, in which case these costs are not included in Intrepid's revenue and freight costs. Intrepid uses average net realized sales price per ton as a key performance indicator to analyze potash and Trio® sales and price trends.

Reconciliation of Sales to Average Net Realized Sales Price per Ton:

	Three Months Ended September 30,
	2026		2025
(in thousands, except per ton amounts)	Potash	Trio®	Potash	Trio®
Total Segment Sales	$31,281	$19,064	$32,479	$18,094
Less: Segment byproduct sales	5,518	236	6,155	161
Freight costs	2,539	4,124	2,673	3,473
Subtotal	$23,224	$14,704	$23,651	$14,460

Divided by:
Tons sold	59	36	62	36
Average net realized sales price per ton	$394	$408	$381	$402

	Nine Months Ended September 30,
	2026		2025
(in thousands, except per ton amounts)	Potash	Trio®	Potash	Trio®
Total Segment Sales	$108,002	$107,325	$110,050	$101,148
Less: Segment byproduct sales	15,088	527	18,604	345
Freight costs	9,501	23,827	10,669	22,646
Subtotal	$83,413	$82,971	$80,777	$78,157

Divided by:
Tons sold	224	213	234	216
Average net realized sales price per ton	$372	$390	$345	$362

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2026 AND 2025
(In thousands)

	Three Months Ended September 30, 2026
Product	Potash Segment	Trio® Segment	Other	Eliminations	Total
Potash	$25,763	$—	$—	$—	$25,763
Trio®	—	18,828	—	—	18,828
Water	—	—	682	—	682
Salt	2,041	236	—	—	2,277
Magnesium Chloride	1,923	—	—	—	1,923
Brine Water	1,554	—	—	—	1,554
Other	—	—	7	—	7
Total Revenue	$31,281	$19,064	$689	$—	$51,034

	Nine Months Ended September 30, 2026
Product	Potash Segment	Trio® Segment	Other	Eliminations	Total
Potash	$92,914	$—	$—	$—	$92,914
Trio®	—	106,798	—	—	106,798
Water	—	—	1,025	—	1,025
Salt	6,500	527	—	—	7,027
Magnesium Chloride	3,470	—	—	—	3,470
Brine Water	5,118	—	—	—	5,118
Other	—	—	52	—	52
Total Revenue	$108,002	$107,325	$1,077	$—	$216,404

	Three Months Ended September 30, 2025
Product	Potash Segment	Trio® Segment	Other	Eliminations	Total
Potash	$26,324	$—	$—	$(40)	$26,284
Trio®	—	17,933	—	—	17,933
Water	—	—	157	—	157
Salt	2,516	161	—	—	2,677
Magnesium Chloride	1,966	—	—	—	1,966
Brine Water	1,673	—	—	—	1,673
Other	—	—	117	—	117
Total Revenue	$32,479	$18,094	$274	$(40)	$50,807

	Nine Months Ended September 30, 2025
Product	Potash Segment	Trio® Segment	Other	Eliminations	Total
Potash	$91,446	$—	$—	$(157)	$91,289
Trio®	—	100,803	—	—	100,803
Water	—	—	1,511	—	1,511
Salt	8,820	345	—	—	9,165
Magnesium Chloride	4,737	—	—	—	4,737
Brine Water	5,047	—	—	—	5,047
Other	—	—	318	—	318
Total Revenue	$110,050	$101,148	$1,829	$(157)	$212,870

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2026 AND 2025
(In thousands)

Three Months Ended September 30, 2026	Potash	Trio®	Other	Eliminations	Consolidated
Sales	$31,281	$19,064	$689	$—	$51,034
Less: Freight costs	3,013	4,124	—	—	7,137
Warehousing and handling costs	1,747	1,059	—	—	2,806
Cost of goods sold	22,685	8,051	67	—	30,803
Lower of cost or net realizable value inventory adjustments	247	—	—	—	247
Gross Margin	$3,589	$5,830	$622	$—	$10,041
Depreciation, depletion, and amortization incurred[1]	$7,495	$1,038	$567	$—	$9,100
Nine Months Ended September 30, 2026	Potash	Trio®	Other	Eliminations	Consolidated
Sales	$108,002	$107,325	$1,077	$—	$216,404
Less: Freight costs	11,090	23,827	—	—	34,917
Warehousing and handling costs	5,086	4,610	—	—	9,696
Cost of goods sold	78,913	46,777	400	—	126,090
Lower of cost or net realizable value inventory adjustments	1,339	—	—	—	1,339
Gross Margin	$11,574	$32,111	$677	$—	$44,362
Depreciation, depletion, and amortization incurred[1]	$23,658	$2,989	$1,704	$—	$28,351
Three Months Ended September 30, 2025	Potash	Trio®	Other	Eliminations	Consolidated
Sales	$32,479	$18,094	$274	$(40)	$50,807
Less: Freight costs	3,146	3,473	—	(40)	6,579
Warehousing and handling costs	1,613	996	—	—	2,609
Cost of goods sold	21,050	9,255	956	—	31,261
Lower of cost or net realizable value inventory adjustments	406	—	—	—	406
Gross Margin (Deficit)	$6,264	$4,370	$(682)	$—	$9,952
Depreciation, depletion, and amortization incurred[1]	$7,275	$824	$744	$—	$8,843
Nine Months Ended September 30, 2025	Potash	Trio®	Other	Eliminations	Consolidated
Sales	$110,050	$101,148	$1,829	$(157)	$212,870
Less: Freight costs	12,592	22,646	—	(157)	35,081
Warehousing and handling costs	5,142	4,071	—	—	9,213
Cost of goods sold	76,531	51,541	2,710	—	130,782
Lower of cost or net realizable value inventory adjustments	2,160	—	—	—	2,160
Gross Margin (Deficit)	$13,625	$22,890	$(881)	$—	$35,634
Depreciation, depletion and amortization incurred[1]	$22,828	$2,538	$2,279	$—	$27,645
(1) Depreciation, depletion, and amortization incurred for potash and Trio® excludes depreciation, depletion, and amortization amounts absorbed in or relieved from inventory.